UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2012

Williams-Sonoma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14077	94-2203880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Van Ness Avenue, San Francisco, California 94109

(Address of principal executive offices)

Registrant’s telephone number, including area code (415) 421-7900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Adoption of EVP Retention Plan

On November 1, 2012 (the “Effective Date”), the Compensation Committee of the Board of Directors of Williams-Sonoma, Inc. (the “Company”) adopted the 2012 EVP Level Management Retention Plan (the “EVP Retention Plan”). The EVP Retention Plan will replace individual agreements the Company previously entered into with executives at the Executive Vice President level and above, other than the agreement entered into with the Company’s President and Chief Executive Officer, which remains in effect. The EVP Retention Plan provides for the same severance benefits as the individual agreements.

The EVP Retention Plan provides that executives will automatically become participants in the plan upon the later of (i) the Effective Date, (ii) the lapse of the term of an executive’s management retention agreement with the Company in existence upon the Effective Date, and (iii) promotion to the Executive Vice President level or higher. The Compensation Committee may, in its discretion, adopt a resolution approving participation in the EVP Retention Plan by an employee below the level of Executive Vice President. The EVP Retention Plan will remain in effect through November 15, 2015, unless earlier terminated by the Company in accordance with the plan.

Consistent with the severance terms of the individual management retention agreements, the EVP Retention Plan is a “double-trigger” plan. The plan provides for severance benefits if within 18 months following the Change of Control, the participant’s employment with the Company is terminated involuntarily by the Company without Cause, or voluntarily by the participant for Good Reason, as such terms are defined in the EVP Retention Plan. Upon one of these triggering events, a participant would be entitled to receive the following:

•

an amount equal to 200% of the participant’s annual base salary as in effect immediately prior to the Change of Control, or the participant’s termination, whichever is greater, to be paid over 24 months;

•	200% of the participant’s average annual bonus received in the last 36 months, to be paid over 24 months;

•

100% of the participant’s outstanding equity awards with service-based vesting will immediately become fully vested, and a pro-rata portion of the participant’s outstanding equity awards with performance-based vesting will immediately become fully vested at the target performance level; and

•	in lieu of continued employment benefits (other than as required by law), payments of $3,000 per month for 12 months.

The participant’s receipt of the severance benefits discussed above is contingent on the participant signing, and not revoking, a release of claims against the Company, the participant’s continued compliance with the Company’s Corporate Code of Conduct (including its provisions relating to confidential information and non-solicitation), the participant not accepting employment with a competitor of the Company within 12 months of termination, and the participant’s continued non-disparagement of the Company.

In the event that the severance payments and other benefits payable to the participant under the EVP Retention Plan constitute a “parachute payment” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then the participant’s severance payments and other benefits will be either (i) delivered in full or (ii) delivered to a lesser extent such that no portion of the benefits are subject to the excise tax, whichever results in the receipt by the participant on an after-tax basis of the greatest amount of benefits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAMS-SONOMA, INC.
Date: November 7, 2012	By:	/s/ Julie P. Whalen Julie P. Whalen Executive Vice President, Chief Financial Officer

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